Exhibit 99.1

      Gabelli Reports Second Quarter Earnings of $0.46 vs. $0.38
                          Per Diluted Share;
   Operating Income Rises 48.9% to $24.4 Million from $16.4 Million
            Last Year But Lower Other Income Crimps Results

    RYE, N.Y.--(BUSINESS WIRE)--July 23, 2004--Gabelli Asset Management Inc. (NYSE:GBL) reported record second quarter revenues of $60.2 million in 2004, up 25.5% from the $48.0 million generated in the second quarter of 2003. Operating income in the second quarter 2004 increased 48.9% to $24.4 million from $16.4 million last year principally due to higher revenues and lower variable expenses as a percent of revenues. Our operating margin rose to 40.6% in the 2004 quarter versus 34.2% in the prior year's quarter.
    Net income for the quarter was $13.9 million or $0.46 per diluted share versus $11.6 million or $0.38 per diluted share in the prior year's quarter. The increase in earnings per share of 20% did not keep pace with improved operating results as other income had a negative $5.0 million pre-tax swing from the prior year's second quarter and which crimped after tax earnings by $.09 per diluted share.
    For the six months ended June 30, 2004 revenues were $123.7 million, an increase of 31.6% from the prior year's comparable period revenues of $94.0 million. Operating income before management fee was $55.0 million, up 50.6% from $36.5 million in the first six months of 2003, due to both higher revenues as well as the effect of lower variable compensation costs as a percent of revenues, which were offset slightly by increases in fixed compensation costs and other operating expenses. Net income for the first half of 2004 was $30.0 million or $0.98 per diluted share versus $20.9 million or $0.69 per diluted share in the comparable 2003 period.

    Financial Results

    Assets under management were $28.2 billion on June 30, 2004, up 25.5% from second quarter end 2003 assets and were unchanged from assets at the end of the first quarter 2004. Average total assets under management were $28.0 billion in the quarter, up 31.4% from average total assets of $21.3 billion in the second quarter of 2003.
    GAMCO, the institutional and high net worth segment of our business, had assets under management of $13.6 billion on June 30, 2004, up 26.0% from the $10.8 billion on June 30, 2003 and 1.8% higher than the $13.4 billion on March 31, 2004. Assets under management in our equity mutual funds were $11.6 billion at quarter end, 32.5% ahead of the $8.8 billion at the end of the second quarter 2003 but 1.9% lower than the $11.8 billion on March 31, 2004. Fixed income assets totaled $1.9 billion on June 30, 2004, down 16.1% from the prior year's quarter end and 8.1% lower than assets on March 31, 2004. Our alternative investment assets increased to a record $1.1 billion, up 69.8% from second quarter end 2003 assets of $625 million and 17.8% higher than March 31, 2004 assets of $901 million. Alternative investments were bolstered by positive net cash flows of $166 million in the second quarter 2004 while our mutual fund and fixed income products experienced net outflows of $369 million. GAMCO's equity business had a net cash inflow of $2 million for the quarter.
    Investment advisory fees totaled $51.3 million during the second quarter 2004, an increase of 25.9% from the second quarter of 2003. For the first six months of 2004, investment advisory fees were $105.2 million, up 31.1% from the prior year period. The growth in investment advisory fees was driven by higher assets under management in our institutional and high net worth separately managed equity accounts, open-end equity mutual funds and closed-end funds. Commission revenues for Gabelli & Company, Inc. increased to $4.1 million during the second quarter of 2004 from $2.8 in the prior year's quarter. Distribution fees were $4.8 million in the second quarter 2004 versus $4.4 million in the 2003 quarter and rose to $10.2 million during the first six months of 2004 from $8.6 million in the comparable 2003 period. The increase in fees is traceable to higher average assets under management in open-end equity mutual funds in the 2004 periods as compared to the prior year.
    Variable compensation costs, as a percent of revenues, decreased to 28.0% in the second quarter 2004 versus 31.8% in the 2003 quarter and 29.4% versus 32.1% for the six month period. This decrease is traceable to a shift in revenue mix from alternative investments to separately managed accounts and lower overall variable compensation costs related to separately managed accounts as compared to the prior year's periods. Other variable operating expenses, as a percent of revenues, fell to 11.7% in the 2004 quarter versus 13.0% in the second quarter of 2003 and to 11.0% for the first six months of 2004 versus 12.0% in the comparable prior year period. Other operating expenses included distribution costs of $1.4 million in the second quarter 2004 and $2.3 million during the first half of 2004, and were due to the initial inclusion of our two new closed-end funds, The Gabelli Dividend & Income Trust ("GDV") in November 2003 and The Gabelli Global Utility & Income Trust ("GLU") in May 2004.
    Expenses not directly tied to revenues increased to $9.5 million in the second quarter 2004, up 18.9% from $8.0 million in the prior year's quarter and rose 16.9% to $18.7 million for the first half of 2004 from $16 million in the first six months of 2003. The increase from the comparable 2003 periods was due to compensation costs and higher insurance, legal and accounting costs partially related to compliance with Sarbanes-Oxley. Management fee expense, a totally variable cost based on pre-tax profits, was $2.4 million for the quarter and $5.3 million for the first six months of 2004 versus $2.1 million and $3.8 million, respectively for the comparable 2003 periods.
    For the second quarter, we experienced a loss of $2.5 million from investment income and net interest expense versus a net benefit of $2.5 million in the 2003 quarter. The net return from our corporate investment portfolio declined to $1.6 million in the 2004 second quarter from $6.1 million in the prior year's quarter. For the first half of 2004, investment income totaled $5.8 million versus $7.8 million in the comparable 2003 period. Interest expense rose 11.9% during the 2004 quarter to $4.0 million compared to $3.6 million in the prior year's quarter and increased 22.1% to $8.1 million for the six month period, mostly due to the May 2003 issuance of $100 million of 5.5% senior notes, and offset in part by a one percentage point decrease in the interest rate on our convertible note from 6% to 5% in August 2003.
    The effective tax rate for the first six months of 2004 was 36.4% versus 37.6% in 2003 as we adjusted the tax rate in 2004 to reflect our estimate of the current year-end tax liability.

    Investment and Business Highlights

    -- Alternative investment products generated net cash inflows of $166 million during the second quarter 2004.

        -- Our alternative investment business continues to benefit from our previous investment in people and products.

        -- U.S. focused strategies experienced strong demand principally through our distribution relationships with U.S. and European financial institutions.

        -- Our offshore merger arbitrage strategy has received increased investor allocations.

    -- GAMCO hosted its nineteenth annual meeting in May in the Hall of Ocean Life at the American Museum of Natural History. There were over six hundred clients and guests in attendance to induct this year's five honorees to the Management Hall of Fame.

    -- Gabelli announced the establishment of the Graham & Dodd, Murray, Greenwald Prize for Value Investing at Columbia University Graduate School of Business. The prize will be awarded each year at GAMCO's annual client meeting to the individual who best exemplifies fundamental research in the tradition of its honorees.

    -- The Gabelli Global Utility & Income Trust (AMEX: GLU), our new closed-end fund investing primarily in dividend-paying global utility securities, completed its initial public offering in May. The Fund issued 2.9 million shares at an initial price of $20 per share generating gross proceeds of $58 million. GLU shares commenced trading on the American Stock Exchange on May 26th.

    -- Gabelli & Company, Inc. hosted its 2nd Annual Dental Conference in June in New York, where portfolio managers and securities analysts met with senior management from suppliers, distributors, and manufacturers of dental products and services. Henry Schein, Patterson Dental, and DENTSPLY were among the companies that shared with our clients their thoughts on the industry, competition, and the challenges and opportunities in their businesses. The demographics of aging, including limited longevity of natural teeth, increasing dental plan coverage, and aesthetic procedures, are contributing factors driving demand in the dental market making several of the companies we follow attractive for long-term investors.

    Shareholder Initiatives

    In our first quarter report we shared with you that we are overcapitalized. We would like to return our earnings to shareholders in the absence of transactions. On June 30, 2004, we paid a $0.02 quarterly dividend and a $0.10 per share special dividend to all shareholders of record on June 15, 2004. The Board of Directors examines our dividend policy including the consideration of future "extra" dividends.
    During the quarter, the Board of Directors authorized the repurchase of an additional $12.0 million of our Class A common stock. We continue to repurchase our stock as a way of returning excess cash to our shareholders including the utilization of a Rule 10b5-1 Purchase Plan. During the second quarter of 2004, we bought back 254,900 shares at an average investment of $39.24 per share. Our stock buyback program was initiated in March 1999. Since that time, 1,426,176 Class A shares have been repurchased through June 30, 2004 at an average price of $28.30 per share, including 284,827 shares during the first half of 2004. As of June 30, 2004, $13.0 million remained available for future share purchases.
    The Board of Directors also authorized the repurchase of an additional 200,000 shares of our mandatory convertible securities. During the quarter, we repurchased 38,200 shares of our mandatory convertible securities bringing the total shares repurchased since May 2002 to 285,200 at a total outlay of $6.4 million. On June 30, 2004 there were 3,314,800 shares of mandatory convertible securities outstanding and there remain 614,800 shares authorized for repurchase under our program.

    Financial Strength and Flexibility

    We ended the quarter with roughly $621 million in cash and marketable securities. In addition, we had approximately $70 million of investments in GDV, GLU and other proprietary mutual funds classified as available for sale securities. Our debt of $282.9 million consists of a $100 million 5% convertible note, $100 million of 5.5% senior notes, and $82.9 million of mandatory convertible securities. Expressed another way, we had $13.68 per share of net cash, marketable securities and investments on June 30, 2004.
    As background, our mandatory convertible securities consist of (a) a purchase contract under which holders will purchase shares of our Class A common stock and (b) notes due February 17, 2007. The purchase contract obligates current holders to purchase, on February 17, 2005, newly issued shares of our Class A common stock. The notes that currently bear interest at 6% will be remarketed and the interest rate will be reset in November 2004. The total number of shares to be issued will be between 1.8 million and 2.2 million, subject to adjustment in certain circumstances and depending upon the applicable market value at that date. Following a successful remarketing and the satisfaction of the purchase contract in February 2005, we will have approximately $83 million of notes due in February 2007 based on the current amount of mandatory convertible securities outstanding. Also, the newly issued Class A shares will be included in our calculation of earnings per share.
    On our $100 million 5% Convertible Note purchased by Cascade Investment LLC in August 2001, we are in discussions to further extend the exercise date of the put option. The notice period for the put option under the current terms of the note has been extended to August 5, 2004 while discussions are ongoing.
    Stockholders' equity, on a GAAP basis, was $392.8 million or $13.17 per share on June 30, 2004 compared with $378.3 million or $12.59 per share on December 31, 2003 and $347.2 million or $11.56 per share on June 30, 2003.

    Outlook

    The economy has responded positively as fiscal stimulus combined with the Federal Reserve's liquid monetary policy has provided a strong tailwind. As we look ahead to 2005 the pluses will be inventory rebuilding, capital expenditures and the ability of businesses to overcome Sarbanes-Oxley. Our major concerns continue to be oil prices and terrorism as well as questions about whether the winding down of fiscal and monetary stimulus as we enter 2005 will be a gentle headwind or a gale.
    In the near term, we will be focused on the five D's: the Deficits, the Dollar, Dividends, Democrats and Deals. Mario Gabelli's views for the second half of 2004 and 2005 can viewed in the recently published Barron's Midyear Roundtable. (www.gabelli.com)
    During the first half of 2004 our efforts to broaden our portfolio management, equity research and client service teams, and to diversify our product offerings have resulted in improved operating results. We are competitively positioned to uncover new investment opportunities in the global marketplace through our proprietary Private Market Value
(PMV) with a Catalyst research. Looking forward, our liquid balance sheet provides us the flexibility to opportunistically add to our business, repurchase our stock and consider other initiatives.
    We are confident that our commitment to adding value to clients who have entrusted us with their assets, the strength of our diversified products, extensive client base and our focus to provide superior long-term, risk-adjusted performance through fundamental research will continue to create solid long-term performance for our shareholders.

NOTES ON NON-GAAP FINANCIAL MEASURE
                                            12/31/03  6/30/03 6/30/04
                                           ---------------------------
Cash and cash equivalents                     $386.5   $404.8  $327.5
Investments (marketable securities)            228.0    239.2   276.3
                                           ---------------------------
Total cash and investments (marketable
 securities)                                   614.5    644.0   603.8
Net amounts receivable/(payable) to brokers     (4.5)    (5.7)   16.8
                                           ---------------------------
Adjusted cash and investments (marketable
 securities)                                   610.0    638.3   620.6
Investments (available for sale)                67.4      7.9    69.8
                                           ---------------------------
Total adjusted cash and investments           $677.4   $646.2  $690.4
                                           ===========================

    We believe cash and investments as adjusted is a more useful measure of the company's liquidity for analytical purposes.

    Net amounts receivable/(payable) to brokers reflects cash and cash equivalents held with brokers and cash payable for securities purchased and recorded on a trade date basis for which settlement occurs subsequent to period end.

    B. Operating income before management fee expense is used by management for purposes of evaluating its business operations. We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income and includes non-operating items including investment gains and losses from the company's proprietary investment portfolio and interest expense. The reconciliation of operating income before management fee to operating income is provided in Table IV.

    SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    Our disclosure and analysis in this press release contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

Assets Under Management

        The Company reported assets under management as follows:

Table I:
                                            Assets Under Management
                                                (in  millions)
                                           ---------------------------

                                                   June 30       %
                                           -------------------
                                                                Inc.
                                                2003     2004   (Dec.)
                                           ---------------------------
Mutual Funds:
   Open End                                   $7,118   $7,852    10.3%
   Closed End                                  1,646    3,764   128.7
   Fixed Income                                1,880    1,563   (16.9)
                                           -------------------
Total Mutual Funds                            10,644   13,179    23.8
                                           -------------------
Institutional & High Net Worth Separate
 Accounts:
   Equities                                   10,820   13,628    26.0
   Fixed Income                                  404      354   (12.4)
                                           -------------------
Total Institutional & High Net Worth
 Separate Accounts                            11,224   13,982    24.6
                                           -------------------
Alternative Investments                          625    1,061    69.8
                                           -------------------
Total Assets Under Management                $22,493  $28,222    25.5
                                           ===================


Table II:       Fund Flows - 2nd Quarter 2004 (in millions)

                                                  Market
                          March 31,   Net       Appreciation/ June 30,
                            2004    Cash Flows  (Depreciation)  2004
                           -------------------------------------------
Mutual Funds:
    Equities                $11,845      (197)           (32)  11,616
    Fixed Income              1,717      (157)             3    1,563
                           -------------------------------------------
Total Mutual Funds           13,562      (354)           (29)  13,179
                           -------------------------------------------
Institutional & HNW
 Separate Accounts
    Equities                 13,383         2            243   13,628
    Fixed Income                369       (15)             -      354
                           -------------------------------------------
Total Institutional & HNW
 Separate Accounts           13,752       (13)           243   13,982
                           -------------------------------------------

Alternative Investments         901       166             (6)   1,061
                           -------------------------------------------
Total Assets Under
 Management                 $28,215      (201)           208  $28,222
                           ===========================================


                Assets Under Management (in millions)
----------------------------------------------------------------------
Table III:                                               % Increase/
                                                         (decrease)
                    6/03    9/03   12/03    3/04    6/04  3/04   6/03
                 -----------------------------------------------------
Mutual Funds
   Open end       $7,118  $7,280  $8,088  $8,106  $7,852 (3.1%)  10.3%
   Closed end      1,646   1,761   3,530   3,739   3,764   0.7  128.7
   Fixed income    1,880   1,783   1,714   1,717   1,563  (9.0) (16.9)
                 ----------------------------------------
Total Mutual
 Funds            10,644  10,824  13,332  13,562  13,179  (2.8)  23.8
                 ----------------------------------------
Institutional &
 HNW Separate
 Accounts:
   Equities       10,820  11,304  13,031  13,383  13,628   1.8   26.0
   Fixed Income      404     391     504     369     354  (4.1) (12.4)
                 ----------------------------------------
Total
 Institutional &
 HNW Separate
 Accounts         11,224  11,695  13,535  13,752  13,982   1.7   24.6
                 ----------------------------------------
Alternative
 Investments         625     687     692     901   1,061  17.8   69.8
                 ----------------------------------------
Total Assets
 Under Management $22,493 $23,206 $27,559 $28,215 $28,222    -   25.5
                 ========================================


Table IV

                     Gabelli Asset Management Inc.
         Unaudited Consolidated Condensed Statements of Income
             (Dollars in Thousands, Except Per Share Data)


                  For the Three Months Ended  For the Six Months Ended
                           June 30,                   June 30,
                    --------------------------------------------------
                                       % Inc.                   % Inc.
                         2003    2004  (Dec.)    2003     2004   Dec.)
                    --------------------------------------------------

Revenues              $47,956 $60,204    25.5%$94,009 $123,743   31.6%
Expenses               29,454  33,332    13.2  57,498   68,758   19.6
                    ------------------        -----------------

Operating income
 before management
 fee                   18,502  26,872    45.2  36,511   54,985   50.6

Investment income       6,079   1,549   (74.5)  7,769    5,839  (24.8)
Interest expense       (3,605) (4,035)   11.9  (6,616)  (8,081)  22.1
                    ------------------        -----------------
Other income
 (expense), net         2,474  (2,486) (200.5)  1,153   (2,242)(294.4)
                    ------------------        -----------------

Income before
 management fee,
 income taxes and
   minority interest   20,976  24,386    16.3  37,664   52,743   40.0
   Management fee       2,097   2,438           3,766    5,274
                    ------------------        -----------------
Income before income
 taxes and minority
 interest              18,879  21,948          33,898   47,469
   Income taxes         7,099   7,989          12,746   17,285
   Minority interest      223      41             268      195
                    ------------------        -----------------
Net income            $11,557 $13,918    20.4 $20,884  $29,989   43.6
                    ==================        =================

Net income per
 share:
Basic                   $0.38   $0.47    23.7   $0.70    $1.00   42.9
                    ==================        =================

Diluted                 $0.38   $0.46    21.1   $0.69    $0.98   40.0
                    ==================        =================

Weighted average
 shares outstanding:
 Basic                 30,025  29,890    (0.4) 29,972   29,977      -
                    ==================        =================

 Diluted               30,139  32,010     6.2  30,082   32,108    6.7
                    ==================        =================

Reconciliation of
 Non-GAAP Financial
 Measures
  to GAAP:
Operating income
 before management
 fee                  $18,502 $26,872    45.2 $36,511  $54,985   50.6
Deduct:  management
 fee                    2,097   2,438           3,766    5,274
                    ------------------        -----------------
Operating income      $16,405 $24,434    48.9 $32,745  $49,711   51.8
                    ------------------        -----------------
Operating margin
 before management
 fee                     38.6%   44.6%           38.8%    44.4%
                    ------------------        -----------------
Operating margin
 after management
 fee                     34.2%   40.6%           34.8%    40.2%
                    ------------------        -----------------


Table V

                     Gabelli Asset Management Inc.
    Unaudited Quarterly Consolidated Condensed Statements of Income
             (Dollars in Thousands, Except Per Share Data)

                                          2003
                    --------------------------------------------------
                       1st       2nd       3rd       4th
                     Quarter   Quarter   Quarter   Quarter    Total
                    --------------------------------------------------
Income Statement
 Data:

Revenues              $46,053   $47,956   $51,823   $61,605  $207,437

Expenses               28,044    29,454    30,227    35,996   123,721
                    --------------------------------------------------

Operating income
 before
   management fee      18,009    18,502    21,596    25,609    83,716


Investment income       1,690     6,079     4,508     8,863    21,140
Interest expense       (3,011)   (3,605)   (4,174)   (4,048)  (14,838)
                    --------------------------------------------------
Other income
 (expense), net        (1,321)    2,474       334     4,815     6,302
                    --------------------------------------------------

Income before
   management fee,
   income taxes and
   minority interest   16,688    20,976    21,930    30,424    90,018

Management fee          1,669     2,097     2,193     3,043     9,002
                    --------------------------------------------------

Income before income
   taxes and
    minority
    interest           15,019    18,879    19,737    27,381    81,016

Income taxes            5,647     7,099     7,298    10,295    30,339
Minority interest          45       223       137       428       833
                    --------------------------------------------------

Net income             $9,327   $11,557   $12,302   $16,658   $49,844
                    ==================================================

Net income per
 share:
    Basic               $0.31     $0.38     $0.41     $0.55     $1.66
                    ==================================================

    Diluted             $0.31     $0.38     $0.41     $0.54     $1.65
                    ==================================================

Weighted average
 shares outstanding:
    Basic              29,918    30,025    30,061    30,065    30,018
                    ==================================================

    Diluted            30,031    30,139    32,170    32,155    32,081
                    ==================================================

Reconciliation of
 Non-GAAP
  Financial Measures
   to GAAP:
Operating income
 before
   management fee    $ 18,009  $ 18,502  $ 21,596  $ 25,609  $ 83,716
Deduct:  management
 fee                    1,669     2,097     2,193     3,043     9,002
                    --------------------------------------------------
Operating income      $16,340   $16,405   $19,403   $22,566   $74,714
                    --------------------------------------------------
Operating margin
 before
   management fee        39.1%     38.6%     41.7%     41.6%     40.4%
                    --------------------------------------------------
Operating margin
 after
   Management fee        35.5%     34.2%     37.4%     36.6%     36.0%
                    --------------------------------------------------


                                                    2004
                                       -------------------------------
                                           1st       2nd
                                         Quarter   Quarter    Total
                                        ------------------------------
Income Statement Data:

Revenues                                  $63,539   $60,204  $123,743

Expenses                                   35,426    33,332    68,758
                                        ------------------------------

Operating income before
   management fee                          28,113    26,872    54,985


Investment income                           4,290     1,549     5,839
Interest expense                           (4,046)   (4,035)   (8,081)
                                        ------------------------------
Other income (expense), net                   244    (2,486)   (2,242)
                                        ------------------------------

Income before
   management fee,
   income taxes and
   minority interest                       28,357    24,386    52,743

Management fee                              2,836     2,438     5,274
                                        ------------------------------

Income before income
   taxes and  minority interest            25,521    21,948    47,469

Income taxes                                9,296     7,989    17,285
Minority interest                             154        41       195
                                        ------------------------------

Net income                                $16,071   $13,918   $29,989
                                        ==============================

Net income per share:
    Basic                                   $0.53     $0.47     $1.00
                                        ==============================

    Diluted                                 $0.52     $0.46     $0.98
                                        ==============================

Weighted average shares outstanding:
    Basic                                  30,064    29,890    29,977
                                        ==============================

    Diluted                                32,202    32,010    32,108
                                        ==============================

Reconciliation of Non-GAAP
  Financial Measures to GAAP:
Operating income before
   management fee                        $ 28,113  $ 26,872  $ 54,985
Deduct:  management fee                     2,836     2,438     5,274
                                        ------------------------------
Operating income                          $25,277   $24,434   $49,711
                                        ------------------------------
Operating margin before
   management fee                            44.2%     44.6%     44.4%
                                        ------------------------------
Operating margin after
   Management fee                            39.8%     40.6%     40.2%
                                        ------------------------------


Table VI

                     GABELLI ASSET MANAGEMENT INC.
       CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
                            (In thousands)

                                       December  June 30,   June 30,
                                          31,
                                         2003      2003       2004
                                       -------------------------------
ASSETS                                          (unaudited)(unaudited)

Cash and cash equivalents              $386,511   $404,849   $327,458
Investments                             295,411    247,105    346,141
Receivables                              39,667     27,498     45,536
Other assets                             14,922     16,048     15,075
                                       -------------------------------

     Total assets                      $736,511   $695,500   $734,210
                                       ===============================

LIABILITIES AND STOCKHOLDERS' EQUITY

Compensation payable                    $25,552    $21,403    $29,290
Income taxes payable                     12,323      7,077      3,402
Accrued expenses and other liabilities   27,900     27,810     19,973
                                       -------------------------------
     Total operating liabilities         65,775     56,290     52,665
5.5% Senior notes (due May 15, 2013)    100,000    100,000    100,000
5% Convertible note (conversion price,
 $52 per share; note due August 14,
 2011)                                  100,000    100,000    100,000
Mandatory convertible securities
 (purchase contract settlement date,
 February 17, 2005; notes due February
 17, 2007)                               84,030     84,163     82,870
                                       -------------------------------
     Total liabilities                  349,805    340,453    335,535

Minority interest                         8,395      7,830      5,872

Stockholders' equity                    378,311    347,217    392,803
                                       -------------------------------

Total liabilities and stockholders'
 equity                                $736,511   $695,500   $734,210
                                       ===============================

    CONTACT: Gabelli Asset Management Inc.
             Michael R. Anastasio, 914-921-5147
             www.gabelli.com